Exhibit 8.2

ARGO Law

De Keyserlei 5/15

B-2018 Antwerpen

November 5, 2014

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Re:	Euronav NV

Ladies and Gentlemen:

We have acted as Belgian counsel to Euronav NV, a company incorporated under the laws of the Kingdom of Belgium (the “Company”), in connection with the Company’s Registration Statement on Form F-4 (File No. 333-198626 ) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission on September 8, 2014, as thereafter amended or supplemented, with respect to the exchange offer of the Company’s ordinary shares (the “Ordinary Shares”), no par value.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Taxation” therein, we hereby confirm that the opinions of Argo Law with respect to Belgian federal income tax matters expressed in the Registration Statement under the caption “Taxation – Belgian Tax Considerations” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Belgian Income Tax Code 1992 and the Belgian Various Duties and Taxes Code as presently in force, and as generally interpreted and applied by the Belgian courts and authorities on the same date. Our opinion may be affected by amendments to the tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Argo Law